PROTERRA

Q2 2021

QUARTERLY LETTER

August 11, 2021

Following our stock market debut in June 2021, we are pleased to announce our first quarterly results as a public company. Leveraging our purpose-built, heavy-duty battery technology that has been proven in Class 8 vehicles on rigorous daily duty cycles over more than 20 million real-world service miles, Proterra Inc (NASDAQ: PTRA, PTRAW) aspires to be a leader in the next frontier of electrification: commercial vehicles.
Passenger vehicles have been leading the race towards a zero-emission future, and now commercial vehicles are beginning to catch up. With emissions standards becoming more stringent and the decreasing cost of batteries continuing to improve total cost of ownership, electrification is accelerating in buses, broadening throughout short-haul trucks, and next targeting long-haul trucking.
We believe our three business units spanning the commercial vehicle electrification ecosystem put us in the driver’s seat to capitalize on and accelerate this secular shift. The early adoption of electrification by the transit bus industry enables Proterra Transit to benefit from a head start building scale and developing technology that we believe Proterra Powered and Proterra Energy are able to leverage into leadership of their own businesses. As a result, we are not only capitalizing on the electrification of commercial vehicle segments most prevalent today—enabling us to report $197 million in revenue and positive gross margin in FY 2020—but we are positioning ourselves to play a central role in the electrification of the rest of the commercial vehicle sector in the years to come.

RECORD REVENUE AND
POSITIVE GROSS MARGIN IN Q2 2021
For Q2 2021, we are pleased to highlight the following achievements:

•Battery production was 41 MWh, for both production of Proterra Transit’s electric buses and sales to Proterra Powered partners for integration into other vehicles.
•Proterra Transit delivered 54 electric transit buses to 15 different transit customers, including six new customers. More than 50% of the deliveries in the quarter were for existing customers, and more than 20% went to non-municipal transit customers such as universities and airports.
•Proterra Powered delivered battery systems for 30 vehicles in addition to the batteries provided to Proterra Transit.
•Proterra Energy installed 4 MW of charging solutions for 16 customers across both transit and school buses for a cumulative total of more than 55 MW since 2016.

In total, we reported record quarterly revenue in Q2 2021 of $59 million, up 39% from $42 million in Q2 2020. Gross margin was positive for the sixth quarter in a row at 2%, while total operating expenses were $31 million, including $10 million of research and development (R&D) expenses focused on battery, vehicle, and software development. Adjusted EBITDA for Q2 2021 was $(21) million, and capital expenditures were $4 million. GAAP net loss for Q2 2021 of $189 million included a $130 million non-cash charge related to the change of fair value of liabilities primarily associated with our convertible debt.

For the six months ended June 30, 2021, we have generated $113 million in revenue and gross margin of 2%, largely in line with our expectations at the start of the year. As a result, we are affirming FY 2021 guidance for total revenue of $246 million, representing an annual growth rate of 25% year over year. We also expect FY 2021 gross margin to remain positive, as our team works to address production and delivery constraints including global logistics complications, supply chain shortages, a resurgence in COVID-19 and the related production inefficiencies with all of these issues. Through the first six months of the year, we have followed through on our 2021 plan and continue to execute on our growth strategy for each of our three business units.

PROTERRA TRANSIT
The tailwinds to the North American electric transit bus market have never been stronger. On a local level, the state of California, New York City, Chicago, Toronto, Seattle, and Minneapolis--among others--have mandated or set targets for their transit bus fleets to be 100% zero emission by 2040. Due to the 12-year minimum life requirement of federally funded transit buses, a zero emission mandate for an entire fleet by 2040 would require 100% of all new purchases to be zero-emission starting in 2029.

Federally, support for transit bus electrification has grown over the last decade, and the Bipartisan Infrastructure Investment and Jobs Act (the “Act”) recently passed by the US Senate would provide a significant increase in funding for bus electrification. While annual funding for the Low or No Emission Vehicle Program has steadily increased over the years from $55 million in 2016 to $182 million in 2021, the Act would increase that to more than $800 million per year over the next five years. With zero emission transit bus funding increasing by over 300% over 2021 funding levels, we expect the Act , if passed by Congress and signed into law, to help drive significant acceleration in the electrification of the more than 65,000 buses in the North American transit bus fleet.

While our leadership of the North American electric transit bus market has been a significant driver of our revenue to date, bus electrification is still in its early days. Approximately 5,000 – 6,000 new transit buses are purchased annually in North America. An increase in electric penetration of new bus purchases from just below 10% to closer to 50% would grow annual electric transit bus sales to 2,500 - 3,000 buses per year from approximately 400 last year. With our pipeline of potential electric transit bus awards we are targeting in excess of 1,000 buses currently, we are confident about Proterra Transit’s growth prospects near-term and in the years ahead. As we scale manufacturing and volumes ramp to meet this demand, we expect profit margins to grow and cash flow to improve.

PROTERRA POWERED AND PROTERRA ENERGY
Buses may have gotten a head start but electrification is approaching an inflection point in trucks and other commercial and industrial vehicles as well. After a century dominated by the diesel internal combustion engine, we are entering a new era for commercial vehicles, which we believe will be governed by three dynamics:
•One, the global fleet—of both passenger and commercial vehicles—is headed towards a 100% zero tailpipe emission future. Enhanced by battery cost declines and the ability of charging infrastructure to leverage a utility grid already in place, we have little doubt that electrification will be adopted as the most predominant solution.
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•Two, the electrification of the global fleet of commercial and industrial vehicles will require significant growth in the supply of specialized heavy-duty batteries. In June 2021, ACT Research forecast electric penetration of the North American Class 4-8 truck market to rise from 1% in 2021 to 10% in 2025, 25% by 2030, and over 40% by 2040. Assuming an average 300-350 kWh battery per vehicle, we estimate that the annual demand for commercial vehicle batteries could exceed 20 GWh by 2025 and 60 GWh by 2030 in North America alone.

•Three, most commercial electric vehicle manufacturers are likely to outsource at least a portion of their battery production. Today, according to vehicle manufacturer and supplier data, 100% of diesel buses and 70-80% of diesel medium-duty trucks made in the United States are built with engines and transmissions produced by third-party suppliers. Suboptimal scale and costs, a lack of technical expertise, and the benefits of supply chain diversity are likely to incentivize vehicle manufacturers to outsource battery production to specialized producers that can provide superior flexibility, speed to market, and total cost of ownership.
Leveraging our battery technology and early leadership in transit, our three business units have been structured to position us as a leader in this new era of commercial vehicle electrification. Building on the scale and technological development enabled by Proterra Transit, which has been leading the electric transit bus market in North America since introducing its first electric transit bus in 2010, Proterra Powered is playing a growing role as a Tier One supplier of battery systems to electrify commercial and industrial vehicles and equipment produced by other manufacturers. Additionally, Proterra Energy is leveraging the experience and learnings from the electrification of transit bus fleets to offer charging infrastructure and software that we believe can enable material cost and space savings for commercial vehicle fleet charging applications.

After announcing three new partnerships in the first few months of 2021, Proterra Powered recently added two new partnerships that further expand the breadth of vehicle segments it serves. The first new partnership is with ROUSH CleanTech to provide the battery systems— and potentially charging solutions—for ROUSH CleanTech’s new electric F-650 platform to be used for box trucks, utility trucks, shuttle buses, and other configurations. The second new partnership is with Taylor Machine Works to provide the battery systems for off-highway equipment used in ports and warehouses, including the ZH series electric forklift and the ZLC series electric container handler that packs close to 1 MWh of energy on board each vehicle to carry freight weighing up to 75,000-pounds.

Because of the lead-time required in developing a new vehicle, new partnerships do not typically lead to immediate revenue, but these partnerships can provide better visibility into revenue prospects two to three years later. With 10 partnerships now in place across 9 different vehicle manufacturers—ranging from Class 3 cargo vans up to 20-ton excavators—we are rapidly expanding the breadth of vehicle segments served, enabling us to achieve greater economies of scale. While we have produced and delivered batteries for all but one of our partnerships through Q2 2021, only one of these partnerships was in serial production during the quarter. With one more partnership expected to enter into serial production by the end of this year, and 3-4 additional partnerships to begin serial production in 2022. In turn, we are increasingly confident in Proterra Powered’s growth outlook in 2022 and beyond. In addition, Proterra Energy continued to deliver new fleet-scale charging solutions, installing in Q2 2021 its first fleet charging station capable of up to nearly 1 MW in output and enabling both cost and space savings at our customer’s depot.

SECURING DOMESTIC BATTERY CELL SUPPLY
To help address one of the leading supply chain risks for battery manufacturers, today we are also announcing the expansion of our collaboration with LG Energy Solution to secure a long-term supply of cylindrical cells manufactured at an LG Energy Solution battery cell plant in the United States. We have agreed to commit a low-nine-figure dollar sum upfront to secure multiple Gigawatt-hours of dedicated U.S.-manufactured battery cell capacity that would qualify our battery systems for duty-free status under the current USMCA regulations. In addition, we have also extended our existing supply contract with LG Energy Solution that was set to expire at the end of 2022. We expect these agreements to produce a steady supply of battery cells through 2028 and also support our plans to continue to improve the performance of our batteries and the total cost of ownership benefits for commercial and industrial vehicles. We expect our agreement with LG Energy to be finalized by Q4 2021.
AMPLE CASH TO FUND OUR GROWTH PLANS
Our discussions with dozens of commercial vehicle manufacturers exploring electrification have given us confidence in the pace and magnitude of commercial vehicle electrification and insight into the unmet needs of the marketplace and our own capabilities in addressing them. We are investing in our Proterra Powered and Proterra Energy business units by creating a separate business segment and dedicating resources to build out the infrastructure to support their growth and operation. We expect all of our businesses to benefit from our investing in technology development to refine our capabilities in drivetrain and software, strengthening our vehicle integration services, expanding our business development activities and geographies, building a deeper service and support team, and investing in our regulatory compliance, product validation and quality functions. As a result, we expect our quarterly operating expenses to grow to approximately $35 million by Q4 2021, from $31 million in Q2 2021. We will begin reporting on Proterra Transit and Proterra Powered and Proterra Energy as independent business segments in Q3 2021, and are announcing that Josh Ensign, our Chief Operating Officer, will be appointed to a new role as President of Proterra Transit, effective September 1, 2021.
As a result of the additional capital raised in our transaction, we do not expect these investments to have a material impact on our cash needs in the years ahead. With an unrestricted cash and short-term investment balance of $762 million as of June 30, 2021, we believe we are amply capitalized to fund our growth opportunities until we achieve our goal of positive free cash flow in a few years.

POWERING AHEAD
In conclusion, our Q2 2021 results demonstrate the size and scope of the business we have already built, while we continue to deepen and broaden our commercial vehicle electrification platform to capitalize on the secular growth opportunity in commercial and industrial vehicle electrification ahead. We would like to thank our partners and customers for embracing an electrified future together, and our employees and shareholders for making this all possible. We look forward to continuing this journey together.

WEBCAST INFORMATION
Proterra will provide a live webcast of its second quarter 2021 financial results conference call beginning at 2:00 p.m. PT on August 11, 2021, at ir.proterra.com. This webcast will also be available for replay for approximately one year thereafter.
FORWARD-LOOKING STATEMENTS
This quarterly letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to Proterra’s potential and future performance, the current and future outlook of the North American electric transit bus market and the markets for other electric commercial vehicles, Proterra’s guidance for the full year 2021 (including our estimates for total revenue, gross margin, total operating expenses, and capital expenditures) and the future impact of Proterra’s customer partnerships, supply chain partnerships, and growth plans. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this quarterly letter, including risks and uncertainties set forth in the sections entitled “Risk Factors” in the Proterra’s prospectus dated July 9, 2021 filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 29, 2021, and Proterra’s annual and quarterly reports and other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. The forward-looking statements included in this quarterly letter speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Proterra assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Proterra does not give any assurance that it will achieve its expectations.

NON-GAAP FINANCIAL MEASURES
This quarterly letter contains a presentation of Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is net loss as adjusted for interest expense, net, provision for income taxes, depreciation and amortization expense, stock-based compensation expense, loss (gain) on valuation of derivative and warrant liabilities and asset impairment charges.

In addition to Proterra’s results determined in accordance with GAAP, Proterra’s management uses this non GAAP financial information to evaluate the company’s ongoing operations and for internal planning and forecasting purposes. We believe that this non GAAP financial information, when taken collectively, may be helpful to investors in assessing Proterra’s operating performance.

We believe that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends because it eliminates the effect of financing, non-recurring items, capital expenditures, and non-cash expenses such as stock-based compensation and loss (gain) on valuation of derivative and warrant liabilities and provides investors with a means to compare Proterra’s financial measures with those of comparable companies, which may present similar non GAAP financial measures to investors. However, investors should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate these measures in the same fashion.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA on a supplemental basis. Investors should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

ADJUSTED EBITDA RECONCILIATION

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2021	2020	2021	2020
Adjusted EBITDA Reconciliation:
Net loss	$(189,027)	$(22,699)	$(241,189)	$(47,524)
Add (deduct):
Interest expense, net	29,129	727	37,926	1,366
Provision for income taxes	—	—	—	—
Depreciation and amortization expense	3,978	4,091	7,737	7,797
Stock-based compensation expense	5,090	2,446	8,087	4,871
Loss on valuation of derivative and warrant liabilities	129,789	—	146,110	—
Adjusted EBITDA	$(21,041)	$(15,435)	$(41,329)	$(33,490)

INVESTOR RELATIONS CONTACT:	PRESS CONTRACT:

Aaron Chew	Shane Levy
Investor Relations	Communications
ir@proterra.com	pr@proterra.com

Proterra Inc
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Product revenue	$56,072	$40,448	$107,494	$91,111
Parts and other service revenue	2,430	1,612	5,014	4,148
Total revenue	58,502	42,060	112,508	95,259
Product cost of goods sold	54,948	38,327	105,479	86,556
Parts and other service cost of goods sold	2,241	1,391	4,845	4,183
Total cost of goods sold	57,189	39,718	110,324	90,739
Gross profit	1,313	2,342	2,184	4,520
Research and development	10,315	8,300	20,015	16,904
Selling, general and administrative	20,744	15,494	39,204	31,925
Total operating expenses	31,059	23,794	59,219	48,829
Loss from operations	(29,746)	(21,452)	(57,035)	(44,309)
Interest expense, net	29,129	727	37,926	1,366
Loss on valuation of derivative and warrant liabilities	129,789	—	146,110	—
Other expense, net	363	520	118	1,849
Loss before income taxes	(189,027)	(22,699)	(241,189)	(47,524)
Provision for income taxes	—	—	—	—
Net loss	$(189,027)	$(22,699)	$(241,189)	$(47,524)
Net loss per share of common stock, basic and diluted	$(4.24)	$(5.59)	$(9.49)	$(11.87)
Shares used in computing net loss per share of common stock, basic and diluted	44,571	4,064	25,403	4,004

Proterra Inc
Consolidated Balance Sheets
(in thousands)

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Cash and cash equivalents	$634,836	$110,719
Accounts receivable, net	65,041	51,716
Short-term investments	126,693	68,990
Inventory	95,377	92,330
Prepaid expenses and other current assets	9,024	7,455
Deferred cost of goods sold	1,159	2,037
Restricted cash, current	10,890	8,397
Total current assets	943,020	341,644
Property, plant, and equipment, net	49,389	53,587
Operating lease right-of-use assets	10,113	10,310
Restricted cash, non-current	1,675	4,581
Other assets	5,921	4,789
Total assets	$1,010,118	$414,911
Liabilities and Stockholders’ Equity:
Accounts payable	$32,730	$25,074
Accrued liabilities	24,494	19,736
Deferred revenue, current	15,174	16,015
Operating lease liabilities, current	3,735	3,153
Debt, current	10,000	—
Total current liabilities	86,133	63,978
Debt, non-current	90,933	133,252
Derivative liability	—	70,870
Warrant liability	129,330	39,670
Deferred revenue, non-current	17,208	12,206
Operating lease liabilities, non-current	7,058	7,891
Other long-term liabilities	13,512	12,578
Total liabilities	344,174	340,445
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.0001 par value; zero shares authorized, zero shares issued and outstanding as of June 30, 2021 (unaudited), 115,644 shares authorized and 115,136 shares issued and outstanding as of December 31, 2020; liquidation preference zero as of June 30, 2021 (unaudited) and $631.3 million as of December 31, 2020	—	13
Common stock, $0.0001 par value; 500,000 shares authorized and 207,621 shares issued and outstanding as of June 30, 2021 (unaudited); 156,277 shares authorized and 5,678 shares issued and outstanding as of December 31, 2020	21	1
Preferred stock, $0.0001 par value; 10,000 shares authorized and zero shares issued and outstanding as of June 30, 2021 (unaudited); zero shares authorized, zero shares issued and outstanding as of December 31, 2020	—	—
Additional paid-in capital	1,515,331	682,671
Accumulated deficit	(849,408)	(608,219)
Total stockholders’ equity	665,944	74,466
Total liabilities and stockholders’ equity	$1,010,118	$414,911

Proterra Inc
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(241,189)	$(47,524)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,737	7,797
Loss on disposal of fixed assets	137	(6)
Stock-based compensation	8,087	4,871
Amortization of debt discount and issuance costs	28,346	172
Accretion of debt end of term charge and PIK interest	4,564	90
Loss on valuation of derivative and warrant liabilities	146,110	—
Others	384	(123)
Changes in operating assets and liabilities:
Accounts receivable	(13,325)	19,276
Inventory	(2,582)	(2,356)
Prepaid expenses and other current assets	(1,500)	(6,547)
Deferred cost of goods sold	878	(739)
Operating lease right-of-use assets and liabilities	(55)	85
Other assets	(984)	979
Accounts payable and accrued liabilities	11,397	83
Deferred revenue, current and non-current	4,161	2,030
Other non-current liabilities	949	2,828
Net cash used in operating activities	(46,885)	(19,084)
Cash flows from investing activities
Purchase of investments	(137,087)	—
Proceeds from maturities of investments	79,000	40,000
Purchase of property and equipment	(5,321)	(13,137)
Net cash provided by (used in) investing activities	(63,408)	26,863
Cash flows from financing activities:
Proceeds from reverse recapitalization, net of transaction costs	646,441	—
Proceeds from debt, net of issuance costs	—	20,424
Repayment of debt and prepayment penalty	(17,083)	(12,787)
Repayment of finance obligation	(242)	(244)
Proceeds from government grants	1,079	275
Proceeds from exercise of stock options	3,802	698
Net cash provided by financing activities	633,997	8,366
Net increase in cash and cash equivalents, and restricted cash	523,704	16,145
Cash and cash equivalents, and restricted cash at the beginning of period	123,697	53,649
Cash and cash equivalents, and restricted cash at the end of period	$647,401	$69,794
Supplemental disclosures of cash flow information:
Cash paid for interest	$4,853	$1,044
Cash paid for income taxes	—	—
Non-cash investing and financing activity:
Assets acquired through accounts payable and accrued liabilities	$947	$5,558
Non-cash transfer of leased assets to inventory	465	635
Reclassification of Convertible Notes warrants liability upon exercise	17,696	—
Conversion of Convertible Notes into common stock	48,607	—
Reclassification of remaining Convertible Notes warrants liability upon the reverse recapitalization	69,320	—
Reclassification of derivative liability upon the reverse recapitalization	182,554	—
Conversion of convertible preferred stock into common stock	627,315	—